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EXHIBIT 3.01


                     Digital Learning Management Corporation
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                   Certificate of Designation, Preferences and
               Rights of the Terms of the Series A Preferred Stock
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     The undersigned President and Chairman of the Board of Directors of Digital
Learning Management Corporation (the "Corporation"), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, do hereby certify:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors on May 25, 2007, adopted the following resolution creating a series of 5,000,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section A. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), $0.001 par value per share, and the number of shares constituting such series shall be 5,000,000.

          1. Voting. Except as may be otherwise provided by law or by the Certificate of Incorporation, the Series A Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation. In addition, the Series A Convertible Preferred Stock shall vote separately as its own class on all actions to be taken by the shareholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to six (6) votes on all matters that come before the shareholders for vote.

          2. Dividends. The Series A Convertible Preferred Stock shall not earn or be entitled to any dividends until the right to convert has expired as set forth in Paragraph 4 hereto. Beginning upon the date of expiration of such conversion rights, each share of issued and outstanding Series A Convertible Preferred Stock shall be entitled to a preferential dividend at the rate of ten cents ($.10) per annum. Dividends on the Series A Convertible Preferred Stock shall accrue on the dates stated above and shall be paid from time to time as determined by the Board of Directors when and if such payment is legally acceptable in accordance with the Delaware General Corporations Law, and shall be in preference to and have priority over dividends upon the Common Stock and all other shares junior to the Series A Convertible Preferred Stock. ("Shares junior to the Series A Convertible Preferred Stock" shall mean shares of any class of the Corporation if the Series A Convertible Preferred Stock has priority over such class with respect to dividend and liquidation rights.)


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          3. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $1.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Convertible Preferred Stock (the "Junior Liquidation Stock") provided, however, that such rights shall accrue to the holders of Series A Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation stock are fully met shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Series A Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

          4. Conversions. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

               (a) Right to Convert.Subject to the terms and conditions of this paragraph 4, the holder of any share of shares of Series A Convertible Preferred Stock shall have the right, at its option, (i) at any time hereafter (except that upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) to convert, in each of the three succeeding periods as set forth herein, any such shares of Series A Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock on a six (6) for one (1) basis subject to the limitations herein. No more than 1,666,666 of the Series A Convertible Preferred Stock may be converted in each of the three periods following the date hereof. The conversion formula is conditioned on the Corporation earning no less than 3 million dollars of net income in for the fiscal year end March 31, 2008; $4 million dollars of net income in the fiscal year end March 31, 2009 and $5 million dollars of net income in the fiscal year end March 31, 2010. In the event that in any of the three fiscal years, the Corporation earns less than required net income amounts for conversion, then the conversion right shall be proportionately reduced by the amount of the shortfall below the required net income amount, with the "catch-up" right to convert additional shares to the extent that the net income exceeds 3 million; 4 million and 5 million dollars in each of the three consecutive years. In no event shall this conversion right allow for the conversion of the Series A Preferred Stock into more than 6 common shares for each share of Series A Preferred Stock over the course of the aforementioned three calendar years. The net income requirements shall be based upon an audit of the revenues for each fiscal year. All conversions shall be made within 30 days of the completion of such audit.


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               (b) Issuance of Certificates; Time Conversion Effected. Promptly
after the receipt of the written notice referred to in subparagraph 4(a)(i) and upon receipt of written notice with respect to subparagraph 4(a)(ii) (which notice must be received by the Corporation within twenty (20) days after the Corporation provides notice to shareholders of its intent to pursue a public offering) and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, when effective, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

               (c) Dividends; Partial Conversion. At the time of each conversion, the Corporation shall pay, if available and advisable in the Board of Directors' discretion, in cash an amount equal to all dividends unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 4(b). In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

               (d) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

               (e) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon


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the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

               (f) Notice of Adjustment. Upon any adjustment of the Conversion Price then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

               (g) Other Notices. In case at any time:

                    (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                    (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                    (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                    (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (y) at least twenty (20) days' prior written notice of the date on which the books of the Corporation shall close or record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (z) in the case of any reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (y) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (z) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.


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               (h) Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by these Certificate of Incorporation.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this ____day of ________, 2007.


/s/ Umesh Patel
Umesh Patel, President and
Chairman



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